Exhibit 19.1

AMERICAS INSIDER TRADING

Applicable To

IAI, ICM, IIA, IMA, and ICL (“Invesco Americas Advisers” or the “Invesco Public Side”), ISSM, IPC, and WLR (“Invesco Private Entities”), and IRE (Invesco Americas Advisers, Invesco Private Entities, and IRE, collectively, the “Invesco Entities”)

Departments Impacted	All
Risk Addressed by Policy	To prevent and detect the misuse of material, non-public information by the Invesco Entities and their employees
Relevant Law & Related Resources
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Section 204A of the Investment Advisers Act
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Rule 17j-1(b) under the Investment Company Act
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Section 10(b) of the Securities Exchange Act
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Rule 10b-5 under the Securities Exchange Act
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EU Market Abuse Regulation (Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014) and as applicable in the United Kingdom through the European Union (Withdrawal) Act 2018 (as amended), as supplemented by The Market Abuse (Amendment) (EU Exit) Regulations (SI 2019/310) (collectively, “MAR”)
•
Section 76 of the Ontario Securities Act
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Global Code of Conduct
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Code of Ethics and Personal Trading Policy for North America
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ISSM Inside Information and Information Wall Barrier Policy and Procedures
•
IPC-WLR MNPI and Restricted List Procedure
•
Global Real Estate MNPI Guidelines
•
Fund Portfolio Holdings Information Disclosure Policy
•
U.S. Information Barrier Procedures

Approved By	Invesco Funds Board Invesco ETF Board
Revision Date	November 2024
Effective Date	March 2018

GLOSSARY

Background. This Americas Insider Trading Policy (this “Policy”) applies to each Invesco Americas Adviser and each Invesco Private Entity (collectively the “Invesco Entities”). For the purposes of this Policy, the Invesco Americas Advisers and Invesco Private Entities are collectively the “Invesco Entities”. This Policy also applies to IRE, a business unit of IAI investing in direct real estate on behalf of its clients. IRE is walled off from each of the Invesco Americas Advisers and the Invesco Private Entities as described in this Policy.

Each Invesco Americas Adviser has adopted this Policy pursuant to Section 204A of the Investment Advisers Act and MAR, and each of IAI, ICM and IIA has also adopted this Policy pursuant to Rule 17j- 1(b) under the Investment Company Act, to establish, maintain and provide for the enforcement of written policies and procedures that are reasonably designed to prevent the misuse of MNPI (defined below).

This Policy applies to all employees of the Invesco Entities and operates in concert with the Code of Ethics and Personal Trading Policy for North America (the “Code”), as the procedures described in the Code addressing employee personal securities transactions are also applicable to this Policy in terms of monitoring such personal transactions for compliance with the principles established under this Policy.

Definitions.

“Alternative Data” refers to many different types of information increasingly used in financial analysis, beyond traditional financial statements, company filings, and press releases. Alternative data does not necessarily contain MNPI. Examples of “alternative data” include information gleaned from satellite and drone imagery of crop fields and retailers’ parking lots, analyses of aggregate credit card transactions, social media and internet search data, geolocation data from consumers’ mobile phones, and email data obtained from apps and tools that consumers may utilize.

“Exempt Employees” means certain non-investment employees who are not involved directly in managing client accounts but who may, in the course of their normal work duties, have access to MNPI and/or issuer-specific information. These individuals may include members of senior management and personnel in Legal, Operations, Risk, Accounting or Compliance, as well as their respective support staff.

“Information Barriers” means barriers intended to control the communication of information from one person or business unit to another. Information Barriers can include physical features - for example, locating business units that should not share information at different office locations, or restricting access to office spaces by card keys. Information Barriers can also include procedural features - for example, establishing policies that restrict communications between certain business units and control and restrict access by one business unit to another business unit’s information stored in various network folders and applications.

“Information Barrier Procedures” means the U.S. Information Barrier Procedures which maintain Information Barriers between Invesco employees who regularly receive nonpublic information regarding issuers of securities and other investment instruments as a result of their investment activities, including employees of the Invesco Private Entities and IRE, and the Invesco Public Side, which do not regularly receive non-public information regarding issuers of securities and other investment instruments. The Information Barrier Procedures are designed to prevent the flow of nonpublic issuer- related information between the Invesco Private Entities or IRE, on the one hand, and the Invesco Public Side, on the other. The Information Barrier Procedures employ a combination of physical and procedural barriers as well as monitoring techniques designed to contain MNPI, prevent MNPI from flowing across any Information Barrier and prevent the misuse of MNPI by any Invesco employee.

“Insider” includes, among others, officers, directors and employees of an issuer. A person may be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to confidential information solely for the issuer’s purposes. Temporary insiders may include an issuer’s attorneys, accountants, consultants and bank lending officers, employees of these organizations, persons who acquire a 10% beneficial interest in the issuer and other persons who are privy to MNPI about the issuer. Invesco Americas Advisers and/or their employees from time to time become “temporary insiders” of certain issuers in which they invest, for which they provide investment advisory services, or for which Invesco performs other services.

“Insider Trading” means the participation in any purchase or sale of any security1 of any issuer while in possession of

MNPI in breach of a duty of trust of confidence that is owed directly, indirectly, or derivatively, to the issuer of that security, the shareholders of that issuer, or to any other person who is the source of the MNPI. Insider Trading can also arise as a result of giving instructions to others to trade or providing MNPI to others who trade on the basis of the information.

“Material Non-Public Information” or “MNPI” means material non-public information about a security or issuer. Information about a security or issuer is considered material2 when:

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there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to purchase or sell a security (however, the information may or may not change an actual investment decision);

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the disclosure of the information would be viewed by a reasonable investor as having significantly altered the “total mix” of information made available; and/or

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the disclosure of the information is reasonably certain to have a substantial effect on the price of an issuer's securities.

1 For the purpose of interpretation of this Policy in the European Union and the United Kingdom, the term “securities” includes all types of financial instruments, including derivatives (as defined in Annex 1 of Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 and as applicable in the United Kingdom under retained EU law and amended by The Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018).

2 Material information with respect to an issuer may include, among other things, earnings estimates, gain or loss of a significant customer or client, dividend changes or the declaration of a stock split, sources of financing through the private as opposed to the public market, a reorganization, major product discoveries, major litigation, liquidity problems, a merger, acquisition or spin off, change in senior management, information obtained from a board member, and any information obtained about the issuer that would materially impact another issuer (based on the criteria established in this Policy).

Information about a security or issuer is considered non-public for Insider Trading purposes until it has been fully disclosed and disseminated to the public. Information in a major publication, on a major wire service or contained in an SEC filing would be considered public. Information contained on an issuer’s website is not necessarily public at the moment it appears. Depending upon the nature of the publication, it may be necessary to allow two or three business days for information to be considered fully disseminated to the public. Information about Invesco investment decisions on behalf of clients may be MNPI. Information obtained from Alternative Data providers may contain MNPI.

“Restricted List” means the IVZ Restricted List, the Private Restricted List or the IRE Restricted List, as appropriate, and “Restricted Lists” means all three of those lists. Each Restricted List comprises a list of issuers, which is coded into various order management systems and the employee personal trading system, to prohibit the purchase and sale, unless otherwise specified, of securities of such issuers as follows:

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the IVZ Restricted List is applied to client accounts of the Invesco Americas Advisers (but not to client accounts of the Invesco Private Entities or IRE) and to personal accounts of all employees (including personal accounts of employees of the Invesco Private Entities);

•
the Private Restricted List is applied to client accounts of the Invesco Private Entities (but not to client accounts of the Invesco Americas Advisers or IRE) and to personal accounts of employees of the Invesco Private Entities; and

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the IRE Restricted List is applied to client accounts of IRE (but not to client accounts of the Invesco Americas Advisers or the Invesco Private Entities) and to personal accounts of employees of IRE.

Orders with respect to any security for which the issuer appears on a Restricted List are blocked from being entered into an order management system (subject to the ability of Compliance to grant exceptions on a case-by-case basis).

A.
POLICY

1.
Insider Trading Prohibited

No employee of any Invesco Entity may:

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engage in Insider Trading, including on behalf of an Invesco Entity, an Invesco client, the employee’s personal account, or any other person; or
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disseminate MNPI to any other person except to Exempt Employees or with approval from Compliance.

Examples of conduct that can constitute Insider Trading are:

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an employee recommending a transaction in a security to an Invesco client (or any other person) or directing a trade in a client account when in possession of MNPI about the relevant issuer obtained from the issuer’s management, investment bankers or any other person.

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trading by an employee in a security for his/her personal account based on MNPI obtained by the employee in the course of his/her duties, such as the fact that one or more Invesco clients will soon be trading in the security. In this case, knowledge of the impending client transaction can constitute MNPI that is exploited in violation of the fiduciary duty to the client.

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an employee providing MNPI about an issuer obtained in the course of his/her duties to someone else, such as a spouse or acquaintance, who then buys or sells a security of that issuer.

It generally does not matter if an individual can rightly claim that MNPI was not used in deciding to make a trade. In most cases the mere possession or awareness of MNPI at the time of a trade will constitute a legal violation. See, e.g., Rule 10b5-1(b) under the Exchange Act.

B.
PROCEDURE

1.
Compliance to be notified of the receipt of any MNPI

Promptly upon receipt of any non-public information that potentially constitutes MNPI, all employees of the Invesco Entities are required to contact Compliance to assist in determining whether the non-public information is MNPI. If the non-public information is determined to be MNPI, Compliance will add the issuer or issuers to the relevant Restricted

List.

2.
No dissemination of MNPI

No employee of any Invesco Entity may communicate MNPI to any other person who does not need to know such information, including other employees within their respective group, except to Exempt Employees or in accordance with the Information Barrier Procedures.

No employee of any Invesco Entity may obtain or seek to obtain MNPI from any other employee, including from an Exempt Employee.

3.
Information Barriers

All employees of the Invesco Entities are required to comply with the Information Barrier Procedures before any issuer-specific or industry-level/non-issuer specific discussions can occur between employees of the Invesco Private Entities or IRE, on the one hand, and the Invesco Public Side, on the other.

4.
Exempt Employees

While not subject to the Information Barrier Procedures, Exempt Employees:

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are subject to the restrictions against disseminating MNPI and to the personal securities reporting and trading requirements established under the Code;

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may communicate with the personnel of Invesco and affiliated entities in the normal course to carry out their work duties, provided that they do not communicate MNPI to any employee other than another Exempt Employee(s) or investment personnel who have a “need to know” in order to assess a potential investment decision such as a broker-initiated wall cross. Anyone in receipt of MNPI should only disclose to colleagues where necessary or required through the normal course of business and in each case only on a “need to know” basis;

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if in possession of MNPI should (if not in Legal or Compliance) notify their respective Compliance contacts promptly. The further dissemination of that MNPI is required to be reviewed by Compliance at the relevant location(s);

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who are involved in any communications of a business nature relating to or involving MNPI should ensure that the communication is conducted in a secure location or by a secure means of communication. For example, the use of speaker phones should be avoided and, in the case of face-to-face communications or videoconference, a secured conference room should be used for this purpose; and

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comply with the Clean Desk Policy and other policies relating to secure printing.

5.
Restricted Lists

Compliance is required to maintain each of the Restricted Lists by adding issuers or securities3 to the relevant list when an Invesco Entity becomes aware of MNPI regarding the issuer or its securities.

6.
Trading in Invesco Ltd. Common Stock and Associated Securities

To avoid actual and potential conflicts of interests, investment personnel are prohibited from transacting in or recommending transactions in Invesco Ltd. common stock (ticker “IVZ”) and/or any of the other securities of the related entities listed in Exhibit A (collectively “Invesco Associated Securities”), or in derivatives referencing Invesco Associated Securities, in, for or on behalf of client accounts, other than under the exceptions listed in Section B.7.

Should a client specifically request the purchase of one of the Invesco Associated Securities, or seek to purchase one in a non-discretionary account, individuals with trading responsibility related to such client account should contact Compliance for guidance. In the event that one of the Invesco Associated Securities is received through a transfer in kind or is gifted into a client account, Compliance should be contacted for further direction.

7.
Trading Exception Requests

There are limited exceptions where trades can be initiated and executed when MNPI has been received. Any requests are required to be submitted in writing to Compliance in advance. Compliance will evaluate requests to trade through the relevant Restricted List on a case-by-case basis. Trading exceptions may be granted in certain circumstances including, but not limited to:

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Trading for ETFs or other client accounts that pursue passive index replication strategies;
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Purchases of additional securities in accordance with pre-established UIT models when such trading is deemed made pursuant to a written “plan” adopted under Rule 10b5-1 under the Exchange Act;

3 The regulatory guidance under MAR with respect to open orders for securities of European issuers traded in EMEA that are added to the IVZ Restricted List may contradict with the way U.S. investment advisers treat open orders when a U.S. issuer becomes restricted. Generally, when a U.S. issuer is added to the IVZ Restricted List, any outstanding orders are promptly halted until the issuer is removed from the restricted list. Per MAR guidance, open orders in European securities that have already been placed in the market cannot be amended after receiving inside information, until the point that the inside information is made public. If only part of the order has been placed with a broker for execution at the time the security is added to the IVZ Restricted List, no further amounts of the outstanding order can be placed into the market. The residual portion of the order not placed with the broker should be reverted to the Portfolio Manager for cancellation. If a trader is unsure how to proceed with an open order when an Invesco Entity subsequently receives MNPI in the relevant issuer or its securities, he/she should consult with Compliance to agree on the most appropriate course of action.

•
Client directed trading instructions which remove portfolio manager discretion including client instructions to liquidate an account in full or to sell a specific security; and exceptional situations when a trade is necessary to bring a client account out of a breach of relevant rules or regulations.

Any personal trading by an employee of any Invesco Entity is required to be pre-cleared in accordance with the Americas’ Code of Ethics and Personal Trading Policy.

8.
Open Orders

If a trader is unsure how to proceed with an open order for securities when an Invesco Entity subsequently receives MNPI in the relevant issuer or its securities, he/she should consult with Compliance to agree on the most appropriate course of action.

9.
Alternative Data

Investment Teams wishing to engage with a market data provider will submit a request to the Market Data Services Team and/or the Research Relationship Services Team (the “Teams”). The Teams will determine whether the data provider is an Alternative Data provider and will consult Legal and Compliance, as needed.

Compliance, in conjunction with the Teams will conduct initial and ongoing due diligence, as necessary, of an Alternative Data Provider.

C.
MONITORING

Compliance is required to monitor both Invesco client account and employee personal trading activity to reasonably ensure there is no trading activity in securities of issuers that appear on the relevant Restricted List.

Client activity not conducted through an Order Management System - For certain asset classes, such as direct real estate acquired or sold by IRE, that are not traded through an order management system, all such orders are manually compared to the relevant Restricted List.

D.
VIOLATIONS

Any violation of this Policy by any employee of an Invesco Entity will result in disciplinary action up to and including termination of employment and potential reporting to regulators and other industry bodies that may lead to being barred from participating in the financial industry. Additional penalties may be imposed on an employee violating this Policy by regulatory or law enforcement authorities, even if the employee does not personally benefit from the violation, including:

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civil injunctions;
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disgorgement of profits gained or losses avoided;
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imprisonment;
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civil fines in the U.S. and similar fines outside the U.S. – persons who committed the violation may pay up to three times (in the U.S. and potentially more outside the U.S.) of the profit gained or loss avoided, whether or not the person actually benefited; and
•
criminal fines – the employer or other “controlling persons” may be subject to substantial monetary fines.

E.
RECORDKEEPING

Records are required to be maintained in accordance with Invesco's Recordkeeping Policy.

Revision History:

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March 2018 – Review of policy
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September 2019 – Review of policy
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September 2022 – Review of policy
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January 2023 – Addition of ICL to regional policy
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October 2023 – Revised to make the policy requirements clearer and to reflect changes resulting from the IRE business transition to the private side of the information barrier
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April 2024 – Revised to include Alternative Data and Trading in Invesco Ltd. Common Stock and Associated Securities. Removed Intelliflo Advisers, Inc. Removed Compliance chaperon requirement for exempt employees to reflect current practices.

EXHIBIT A

	Security Type	Security Name	Ticker	Issuer ID	Cusip	Sedol	ISIN
1	Common Stock	INVESCO LTD IVZ	IVZ US	5267	G491BT108	B28XP76	BMG491BT1088
2	REIT	INVESCO OFFICE J-REIT INC 3298	3298 JP	3389847	-	BMBL9L9	JP3047760008
3	REIT	INVESCO MORTGAGE CAPITAL INC IVR	IVR US	953391	46131B100	B5ZW0F0	US46131B1008
4	Preferred Stock	INVESCO MORTGAGE CAPITAL INC IVR 7 3/4 PERP SERIES A	IVR A	953391	46131B209	B76BCM1	US46131B2097
5	Preferred Stock	INVESCO MORTGAGE CAPITAL INC IVR 7 3/4 PERP SERIES B	IVR B	953391	46131B407	BQRNFJ7	US46131B4077
6	Preferred Stock	INVESCO MORTGAGE CAPITAL INC IVR 7 1/2 PERP SERIES C	IVR C	953391	46131B506	BZ0CHS7	US46131B5066
7	Corporate Bond	INVESCO FINANCE PLC	IVZ	2792363	46132FAA8	B80F787	US46132FAA84
8	Corporate Bond	INVESCO FINANCE PLC	IVZ	2792363	46132FAB6	BGDRXX3	US46132FAB67
9	Corporate Bond	INVESCO FINANCE PLC	IVZ	2792363	46132FAC4	BGJZ1G0	US46132FAC41
10	Corporate Bond	INVESCO FINANCE PLC	IVZ	2792363	46132FAD2	BYXVX42	US46132FAD24